EXHIBIT 10(c)

                       TERMINATION AND INCENTIVE AGREEMENT

This Termination and Incentive Agreement dated as of the 14th day of May, 1997 (this "Agreement") is made and entered into by and between CogniSeis Development, Inc., a Delaware corporation ("CSD"), GeoScience Corporation, a Nevada corporation ("GeoScience"), and Richard C. Cooper (the "Employee").

                                   WITNESSETH:

WHEREAS, the Employee is currently an employee of CSD; and

WHEREAS, the CSD desires to encourage the Employee to continue in the employ of CSD for the benefit of the CSD; and

WHEREAS, the parties desire to execute this Agreement to set forth the criteria for Employee's termination benefits following a "change in control" of CSD, as hereinafter defined, and to offer an incentive to the Employee to achieve the highest possible selling price for CSD;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and mutual covenants, conditions and agreements set forth herein, the parties hereby agree as follows:

1. TERM: The term of this Agreement shall commence on the date first written above and shall continue until December 31, 1997. Termination of the Agreement after a change in control shall not alter or impair the rights of Employee arising hereunder prior to such termination.

2. CHANGE IN CONTROL: For purposes of this Agreement, a change in control ("Change in Control") shall be deemed to have occurred upon, and shall mean: (a) the acquisition by any individual, entity or group of greater than fifty percent (50%) of the voting Common Stock of CSD, or (b) the sale of all or substantially all of the assets of CSD, in both such cases evidenced by a fully-executed asset or stock purchase agreement.

3. TERMINATION FOLLOWING CHANGE IN CONTROL: If a Change in Control of CSD occurs while the Employee is employed by CSD, Employee shall be entitled to the entire benefits provided in Section 4 hereof if during the Termination Period (as hereinafter defined) Employee's employment is terminated by CSD, unless such termination is (a) by CSD for Cause, in which case CSD shall pay Employee's earned but unpaid base salary through the date of termination, (b) due to Employee's death, or (c) by Employee voluntarily. For purposes of this Agreement, "Termination Period" shall mean the period of time beginning with the Change in Control and ending on the date nine (9) months after the Change in Control. For purposes of this Agreement, termination "for Cause" shall be termination resulting from (a) the continuing and material failure by the Employee to fulfill Employee's obligations with CSD or willful misconduct or gross neglect in the performance of such duties, in either such instance so as to cause material harm to CSD, all of such facts to be determined in good faith by the Board of Directors of CSD, or (b) the Employee's committing fraud, misappropriation or embezzlement in the performance of Employee's duties as an employee of CSD.

4.    TERMINATION BENEFITS:

      A. If during the Termination Period, CSD shall terminate Employee other than for Cause, then:

            1. Beginning with the first regular pay period following the date on which a notice of termination is given and continuing for each pay period (or part thereof) through the end of the Termination Period, CSD shall pay to Employee a severance payment equal to the amount of the current rate of salary paid for the pay period immediately prior to the Change of Control, but in no event shall the total amount of severance payments made pursuant to this provision be less than six months of Employee's current rate of salary for the pay period immediately prior to the Change of Control.

            2. CSD shall maintain in full force and effect for the continued benefit of Employee and Employee's dependents for the duration of the Termination Period all health and dental benefits available to Employee and Employee's dependents by virtue of being an employee of CSD, provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs, and provided further that Employee pays the regular active employee contribution, if any, required by such programs. In the event that participation by Employee in any such plan or program after the date of Employee's termination is barred pursuant to the terms thereof, CSD shall obtain comparable coverage for Employee. In the event Employee becomes covered by another employer's group plan or programs during the Termination Period, CSD's plans or programs shall be liable for benefits only to the extent such benefits are not covered by the subsequent employer's plans or programs. After the Termination Period, Employee also shall be entitled to elect COBRA continuation coverage, to the extent Employee is eligible under the provisions thereof.

      B. The Employee agrees that any severance paid by CSD pursuant to Provision 4 (A) is the sole severance due and sole remedy available to the Employee for termination of the Employee's employment with CSD and that Provision 4 (A) replaces Provision 2 "Involuntary Termination" under the section entitled "Employment Status" of that certain Offer of

            Assignment between Employee and CSD dated April 26, 1996 (the "Offer", a copy of which is attached and incorporated by reference herein as Exhibit "A"), except as to the payment of relocation costs which provision shall remain in full force and effect. All other terms and conditions of the Offer not inconsistent with this Agreement shall remain in full force and effect.

5. Upon a Change in Control during the term of this Agreement, and except in the case when Employee voluntarily terminates Employee's employment prior to the Change in Control or Employee's employment is terminated for Cause, GeoScience agrees to pay the Employee or Employee's estate a bonus payment equal to 0.5% of that portion of the Purchase Price (as hereinafter defined) that exceeds Fifteen Million and No/100 dollars ($15,000,000). For purposes of this Agreement, "Purchase Price" shall mean the dollar value of the total consideration received by GeoScience or CSD pursuant to the applicable stock purchase or asset sales agreement.

6. If a Change in Control occurs and Employee is assigned any duties materially inconsistent with Employee's positions, duties, responsibilities and status with CSD immediately prior to such Change in Control or Employee is asked to relocate to a location outside of the county where Employee worked prior to such Change of Control, then Employee may refuse any such duties or relocation; any termination of Employee as a result of Employee's refusal of any such duties or relocation shall entitle Employee to the severance benefits outlined in Provision 4 (A) above.

7. ASSIGNMENT: Employee shall not assign, transfer, pledge or hypothecate this Agreement and the rights, interests and benefits hereunder.

8. VALIDITY: This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Texas without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

9. ARBITRATION: Any dispute or controversy arising out of or in connection with this Agreement as to the existence, construction, validity, interpretation or meaning, performance, nonperformance, enforcement, operation, breach, continuance or termination thereof shall be finally determined and settled pursuant to binding arbitration in Houston, Texas, in accordance with the Rules of the American Arbitration Association. The arbitration award shall be final and conclusive and shall receive recognition, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COGNISEIS DEVELOPMENT, INC.               GEOSCIENCE CORPORATION
                                          (As to Provision 5)

By: /S/ RICHARD F. MILES                  By: /S/ RICHARD F. MILES
Name: Richard F. Miles                    Name: Richard F. Miles
Title: Chairman                           Title: President

EMPLOYEE

/S/ ILLEGIBLE
--------------------------